TEMPUR SEALY REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS
- Full Year Financial Results at High End of Guidance Range
- Gross Margin Expanded 100 Basis Points in the Fourth Quarter versus Prior Year, Highest Level Since Sealy Acquisition
- Direct Sales in North America Increased 56% in Fourth Quarter

LEXINGTON, KY, February 22, 2018 - Tempur Sealy International, Inc. (NYSE: TPX) today announced financial results for the fourth quarter and year ended December 31, 2017. The Company also issued financial guidance for the full year 2018.

FOURTH QUARTER 2017 FINANCIAL SUMMARY(1)

•
Total net sales decreased 15.9% to $648.2 million from $771.1 million in the fourth quarter of 2016. On a constant currency basis(2), total net sales decreased 17.0%, with a decrease of 22.6% in the North America business segment and an increase of 6.5% in the International business segment.

•	Gross margin under U.S. generally accepted accounting principles ("GAAP") increased to 42.2% as compared to 41.2% in the fourth quarter of 2016.

•
GAAP operating income was $79.0 million as compared to $103.4 million in the fourth quarter of 2016. Adjusted operating income(2) was $84.5 million as compared to $112.0 million in the fourth quarter of 2016.

•	GAAP net income was $49.7 million as compared to $52.9 million in the fourth quarter of 2016. Adjusted net income(2) was $43.4 million as compared to $66.5 million in the fourth quarter of 2016.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(2) was $106.6 million as compared to $126.0 million for the fourth quarter of 2016. Adjusted EBITDA(2) was $112.3 million as compared to $137.9 million in the fourth quarter of 2016.

•	GAAP earnings per diluted share ("EPS") was $0.91 as compared to $0.94 in the fourth quarter of 2016. Adjusted EPS(2) was $0.79 as compared to $1.18 in the fourth quarter of 2016.

•
The Company recorded a net income tax benefit of $23.8 million related to the enactment of the Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform"). This is comprised of a $69.7 million deferred tax benefit related to the reduction in the U.S. income tax rate, net of a one-time tax charge for transition tax on foreign subsidiary earnings of $45.9 million.

•
The Company ended the fourth quarter of 2017 with total debt and consolidated funded debt less qualified cash(2) of $1.8 billion. Leverage based on the ratio of consolidated funded debt less qualified cash to adjusted EBITDA(2) was 3.91 times for the trailing twelve months ended December 31, 2017.

FULL YEAR 2017 FINANCIAL SUMMARY(1)

•	Total net sales decreased 12.0% to $2,754.4 million from $3,128.9 million in 2016.

•	GAAP gross margin was 41.4% as compared to 41.8% in 2016. Adjusted gross margin(2) was 42.0% as compared to 41.9% in 2016.

•
GAAP operating income was $289.7 million as compared to $411.4 million in 2016. Adjusted operating income(2) was $326.5 million, or 11.9% of net sales, as compared to $425.0 million, or 13.6% of net sales, in 2016.

•	GAAP net income was $152.7 million as compared to $191.6 million in 2016. Adjusted net income(2) was $175.2 million as compared to $242.4 million in 2016.

•	EBITDA(2) was $403.0 million as compared to $506.7 million in 2016. Adjusted EBITDA(2) was $448.5 million as compared to $521.6 million in 2016.

•	GAAP EPS was $2.79 as compared to $3.20 in 2016. Adjusted EPS(2) was $3.20 as compared to $4.05 in 2016.

•	Operating cash flow for the full year 2017 was $222.9 million as compared to $165.5 million in 2016.

(1) All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

KEY HIGHLIGHTS(1)

(in millions, except percentages and per common share amounts)	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	% Change	% Change Constant Currency(2)	2017	2016	% Change	% Change Constant Currency(2)
Net sales	$648.2	$771.1	(15.9)%	(17.0)%	$2,754.4	$3,128.9	(12.0)%	(12.0)%
Net income	49.7	52.9	(6.0)%	(7.2)%	152.7	191.6	(20.3)%	(19.3)%
Adjusted net income (2)	43.4	66.5	(34.7)%	(35.6)%	175.2	242.4	(27.7)%	(26.9)%
EPS	0.91	0.94	(3.2)%	(4.3)%	2.79	3.20	(12.8)%	(11.6)%
Adjusted EPS (2)	0.79	1.18	(33.1)%	(33.9)%	3.20	4.05	(21.0)%	(20.0)%
EBITDA (2)	106.6	126.0	(15.4)%	(16.3)%	403.0	506.7	(20.5)%	(20.7)%
Adjusted EBITDA (2)	112.3	137.9	(18.6)%	(19.4)%	448.5	521.6	(14.0)%	(14.2)%

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “The team is pleased to report our 2017 adjusted EBITDA was at the high end of our guidance despite rising commodity costs. Tempur-Pedic sales in North America grew 19 percent in the quarter excluding Mattress Firm, demonstrating brand strength even as the current Tempur-Pedic products reach the fourth year of their lifecycle. In addition, our North American direct to customer channel grew 56 percent, demonstrating our ability to change with consumers' purchasing habits."

"We enter 2018 as a much stronger company, supported by a diversified base of retail partners and a growing direct to consumer business. Our manufacturing operations have never been stronger, and we are incredibly excited about our innovative new product lineup, which will enable our retail partners to succeed by driving higher average selling prices.”

(1) All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Fourth Quarter Business Segment Highlights(1)

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 22.1% to $485.5 million from $623.4 million in the fourth quarter of 2016. On a constant currency basis(2), North America net sales decreased 22.6% compared to the fourth quarter of 2016. Gross margin increased to 39.8% as compared to 39.4% in the fourth quarter of 2016. Operating margin was 13.7% as compared to 16.5% in the fourth quarter of 2016.

At the beginning of the second quarter of 2017, the Company terminated its contracts with Mattress Firm, Inc. ("Mattress Firm"), a wholly owned subsidiary of Steinhoff International Holdings N.V. ("Steinhoff"). In the fourth quarter of 2016, net sales to Mattress Firm were $155.7 million. Excluding Mattress Firm sales in the prior year, North America net sales increased 4% in the fourth quarter of 2017 driven by growth of Tempur-Pedic product sales, which increased approximately 19% in the period.

North America net sales through the wholesale channel decreased $150.2 million or 25.0% to $451.1 million. Excluding Mattress Firm sales in the prior year, the wholesale channel increased 1% as compared to the fourth quarter of 2016. North America net sales through the direct channel increased $12.3 million or 55.7% to $34.4 million, primarily driven by an increase of more than 90% in web sales as compared to the fourth quarter of 2016.

North America adjusted gross margin(2) improved 30 basis points as compared to the fourth quarter of 2016. The increase was driven primarily by operational improvements, lower floor model discounts and favorable product and channel mix. This was partially offset by significant commodity cost inflation and fixed cost deleverage on lower unit volume. North America adjusted operating margin(2) declined 290 basis points as compared to the fourth quarter of 2016. The decline in adjusted operating margin was driven by unfavorable operating expense leverage.

International net sales increased 10.2% to $162.7 million from $147.7 million in the fourth quarter of 2016. On a constant currency basis(2), International net sales increased 6.5% compared to the fourth quarter of 2016. Gross margin was 49.2% as compared to 48.7% in the fourth quarter of 2016. Operating margin increased to 20.3% as compared to 15.2% in the fourth quarter of 2016.

International net sales through the wholesale channel increased $12.2 million or 10.1% to $132.7 million and sales through the direct channel increased $2.8 million or 10.3% to $30.0 million as compared to the fourth quarter of 2016.

International adjusted gross margin(2) improved 40 basis points as compared to the fourth quarter of 2016. The increase was primarily driven by operational improvements and favorable channel mix, partially offset by commodity cost inflation. International adjusted operating margin(2) improved 130 basis points as compared to the fourth quarter of 2016, driven primarily by improved operating expense leverage.

In 2017, International operating income includes $4.6 million of restructuring costs, primarily related to the wind down of certain Latin American operations and leadership termination charges. As discussed below under "Revisions of Previously Issued Financial Statements", the Company has revised its prior year financial statements to correct certain immaterial errors relating to its Latin American operations. In 2016, International operating income includes $4.1 million of charges associated with this issue.

Corporate operating expense decreased 6.8% to $20.5 million from $22.0 million in the fourth quarter of 2016.

Balance Sheet

As of December 31, 2017, the Company reported $41.9 million in cash and cash equivalents and $1.8 billion in total debt, as compared to $65.7 million in cash and cash equivalents and $1.9 billion in total debt as of December 31, 2016.

Financial Guidance

For the full year 2018, the Company currently expects adjusted EBITDA(2) to range from $450 million to $500 million.

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

(1) All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

The Company also noted that its 2018 outlook for adjusted EBITDA is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability.  The Company further noted that it is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2018 but would not impact adjusted EBITDA. These items that impact comparability may include restructuring activities, foreign currency exchange rates, income taxes (including the impact of U.S. Tax Reform), and other items. The unavailable information could have a significant impact on the Company’s full year 2018 GAAP financial results.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 22, 2018, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income, adjusted gross margin, adjusted operating margin, free cash flow, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains "forward-looking statements," within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2018 and performance generally for 2018 and subsequent periods and the Company's expectations for product launches in 2018 and the ability of its retail partners to drive higher average selling prices. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s wholesale channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company's products by significant retailer customers; the Company’s ability to expand brand awareness; the Company’s ability to expand distribution either through third parties or through direct sales; the Company’s ability to continuously improve and expand its product line and successfully roll out new products, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

(1) All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2017	2016		2017	2016
Net sales	$648.2	$771.1	(15.9)%	$2,754.4	$3,128.9	(12.0)%
Cost of sales (1)	374.9	453.6		1,613.7	1,821.4
Gross profit	273.3	317.5	(13.9)%	1,140.7	1,307.5	(12.8)%
Selling and marketing expenses	139.9	150.4		601.3	648.5
General, administrative and other expenses	65.2	72.8		271.7	280.4
Customer termination charges, net (1)	—	—		14.4	—
Equity income in earnings of unconsolidated affiliates	(5.0)	(4.7)		(15.6)	(13.3)
Royalty income, net of royalty expense	(5.8)	(4.4)		(20.8)	(19.5)
Operating income	79.0	103.4	(23.6)%	289.7	411.4	(29.6)%

Other expense, net:
Interest expense, net	31.8	26.6		108.0	91.6
Loss on extinguishment of debt	—	—		—	47.2
Other expense (income), net	0.4	(0.2)		(8.0)	(0.2)
Total other expense, net	32.2	26.4		100.0	138.6

Income before income taxes	46.8	77.0	(39.2)%	189.7	272.8	(30.5)%
Income tax benefit (provision)	0.3	(26.6)		(47.7)	(86.8)
Net income before non-controlling interests	47.1	50.4	(6.5)%	142.0	186.0	(23.7)%
Less: Net loss attributable to non-controlling interests	(2.6)	(2.5)		(10.7)	(5.6)
Net income attributable to Tempur Sealy International, Inc.	$49.7	$52.9	(6.0)%	$152.7	$191.6	(20.3)%

Earnings per common share:
Basic	$0.92	$0.95		$2.83	$3.25
Diluted	$0.91	$0.94	(3.2)%	$2.79	$3.20	(12.8)%
Weighted average common shares outstanding:
Basic	54.2	55.8		54.0	59.0
Diluted	54.8	56.5		54.7	59.8

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2017	December 31, 2016
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$41.9	$65.7
Accounts receivable, net	317.7	341.6
Inventories	183.0	196.5
Prepaid expenses and other current assets	64.8	63.9
Total Current Assets	607.4	667.7
Property, plant and equipment, net	435.1	422.2
Goodwill	733.1	722.5
Other intangible assets, net	667.4	678.7
Deferred income taxes	23.6	22.5
Other non-current assets	227.4	185.2
Total Assets	$2,694.0	$2,698.8

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$241.2	$235.0
Accrued expenses and other current liabilities	229.2	245.7
Income taxes payable	29.1	5.8
Current portion of long-term debt	72.4	70.3
Total Current Liabilities	571.9	556.8
Long-term debt, net	1,680.7	1,817.8
Deferred income taxes	114.3	174.6
Other non-current liabilities	207.4	179.6
Total Liabilities	2,574.3	2,728.8

Redeemable non-controlling interest	2.2	7.6

Stockholders' Equity (Deficit):
Common stock, $0.01 par value; 300.0 million shares authorized; 99.2 million shares issued as of December 31, 2017 and 2016	1.0	1.0
Additional paid in capital	508.0	492.8
Retained earnings	1,425.3	1,272.6
Accumulated other comprehensive loss	(79.6)	(107.0)
Treasury stock at cost; 45.0 million and 44.8 million shares as of December 31, 2017 and 2016, respectively	(1,737.2)	(1,700.0)
Total stockholders' equity (deficit), net of non-controlling interests in subsidiaries	117.5	(40.6)
Non-controlling interests in subsidiaries	—	3.0
Total Stockholders' Equity (Deficit)	117.5	(37.6)
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity (Deficit)	$2,694.0	$2,698.8

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended
	December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interests	$142.0	$186.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81.3	73.3
Amortization of stock-based compensation	13.3	16.2
Amortization of deferred financing costs	2.2	3.5
Bad debt expense	10.4	4.6
Deferred income taxes	(60.2)	(31.1)
Dividends received from unconsolidated affiliates	11.3	10.8
Equity income in earnings of unconsolidated affiliates	(15.6)	(13.3)
Non-cash interest expense on 8.0% Sealy Notes	—	4.0
Loss on extinguishment of debt	—	47.2
Loss on sale of assets	0.3	1.3
Foreign currency adjustments and other	(3.2)	(0.5)
Changes in operating assets and liabilities
Accounts receivable	22.3	17.6
Inventories	17.1	1.8
Prepaid expenses and other assets	(16.2)	(124.4)
Accounts payable	(1.6)	(40.6)
Accrued expenses and other	(5.4)	5.8
Income taxes	24.9	3.3
Net cash provided by operating activities	222.9	165.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(67.0)	(62.4)
Proceeds from sale of property, plant and equipment	4.9	0.2
Other	—	(0.2)
Net cash used in investing activities	(62.1)	(62.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	1,332.9	2,233.3
Repayments of borrowings under long-term debt obligations	(1,471.5)	(1,867.7)
Proceeds from exercise of stock options	12.8	15.7
Excess tax benefit from stock-based compensation	—	7.0
Treasury stock repurchased	(44.9)	(535.0)
Payment of deferred financing costs	(0.5)	(6.9)
Fees paid to lenders	—	(7.8)
Call premium on 2020 Senior Notes	—	(23.6)
Other	(4.0)	(0.1)
Net cash used in financing activities	(175.2)	(185.1)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(9.4)	(6.2)
Decrease in cash and cash equivalents	(23.8)	(88.2)
CASH AND CASH EQUIVALENTS, beginning of period	65.7	153.9
CASH AND CASH EQUIVALENTS, end of period	$41.9	$65.7

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment, for the three months ended December 31, 2017 and 2016:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2017	2016	2017	2016	2017	2016
Wholesale (a)	$583.8	$721.8	$451.1	$601.3	$132.7	$120.5
Direct (b)	64.4	49.3	34.4	22.1	30.0	27.2
	$648.2	$771.1	$485.5	$623.4	$162.7	$147.7

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality, and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.

Revision of Previously Issued Financial Statements

As previously disclosed, the Company recorded $11.7 million of charges related to non-income tax obligations and local financing arrangements in one of its Latin American subsidiaries during the third quarter of 2017.  As a result, the Company terminated the senior leadership team of this subsidiary.  During the fourth quarter of 2017, the Company conducted a thorough review of certain of its Latin American operations and internal controls over financial reporting previously operating under the former leadership. As a result of this review, during the fourth quarter of 2017 the Company identified accounting and operational irregularities that violated Company policies, and corrected certain errors impacting its current and prior year financial statements. These errors were associated with a Latin American subsidiary, and the errors were immaterial to each of the prior reporting periods affected. However, the Company concluded that the cumulative effect of correcting the errors in fiscal year 2017 would materially misstate the Company’s consolidated statement of income for the year ended December 31, 2017. Accordingly, the financial results for the prior year have been revised. Additional charges have been recorded for prior years 2016, 2015, 2014 and 2013 in the amounts of $10.5 million, $7.9 million, $5.7 million, and $15.8 million, respectively. The Company’s revised 2016 financial statements are presented herein. The impact of correcting these errors in years preceding 2016 will be reflected in the Company's 2017 Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission.

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, and free cash flow, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or an alternative to total debt. The Company believes these non-GAAP measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income and operating income. The adjustments management makes to derive the non-GAAP measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business, including the exclusion of charges associated with the Mattress Firm termination in the first quarter of 2017, charges related to the Company’s Latin American operations and other costs.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP and these non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP measures and a reconciliation to the nearest GAAP measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales or earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the three months ended December 31, 2017 and 2016:

	Three Months Ended
(in millions, except per share amounts)	December 31, 2017	December 31, 2016
GAAP net income	$49.7	$52.9
Latin American subsidiary charges (2)	12.7	10.5
Restructuring costs (3)	—	8.3
Other costs (4)	0.4	—
Stock compensation benefit (5)	—	(3.8)
Tax adjustments (6)	(19.4)	(1.4)
Adjusted net income	$43.4	$66.5

Adjusted earnings per common share, diluted	$0.79	$1.18

Diluted shares outstanding	54.8	56.5

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the year ended December 31, 2017 and 2016:

	Year Ended
(in millions, except per share amounts)	December 31, 2017	December 31, 2016
GAAP net income	$152.7	$191.6
Latin American subsidiary charges (7)	24.4	10.5
Customer termination charges (1)	25.9	—
Other costs (4)	3.4	—
Restructuring costs (3)	—	8.3
Loss on extinguishment of debt (8)	—	47.2
Executive management transition and retention compensation (9)	—	3.0
Interest expense (10)	—	2.1
Integration costs (11)	—	2.0
Stock compensation benefit (5)	—	(3.8)
Tax adjustments (6)	(31.2)	(18.5)
Adjusted net income	$175.2	$242.4

Adjusted earnings per common share, diluted	$3.20	$4.05

Diluted shares outstanding	54.7	59.8

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of GAAP gross profit and gross margin to adjusted gross profit and gross margin, respectively, and GAAP operating income (expense) and operating margin to adjusted operating income (expense) and operating margin, respectively, is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended December 31, 2017:

	4Q 2017
(in millions, except percentages)	Consolidated	Margin	North America(12)	Margin	International(13)	Margin	Corporate(14)
Net sales	$648.2		$485.5		$162.7		$—

Gross profit	$273.3	42.2%	$193.3	39.8%	$80.0	49.2%	$—
Adjustments	3.2		—		3.2		—
Adjusted gross profit	$276.5	42.7%	$193.3	39.8%	$83.2	51.1%	$—

Operating income (expense)	$79.0	12.2%	$66.4	13.7%	$33.1	20.3%	$(20.5)
Adjustments	5.5		0.4		4.6		0.5
Adjusted operating income (expense)	$84.5	13.0%	$66.8	13.8%	$37.7	23.2%	$(20.0)

The following table sets forth the Company's reported GAAP gross profit and operating income (expense) for the three months ended December 31, 2016:

	4Q 2016
(in millions, except percentages)	Consolidated	Margin	North America(12)	Margin	International(15)	Margin	Corporate(16)
Net sales	$771.1		$623.4		$147.7		$—

Gross profit	$317.5	41.2%	$245.5	39.4%	$72.0	48.7%	$—
Adjustments	3.7		0.8		2.9		—
Adjusted gross profit	$321.2	41.7%	$246.3	39.5%	$74.9	50.7%	$—

Operating income (expense)	$103.4	13.4%	$102.9	16.5%	$22.5	15.2%	$(22.0)
Adjustments	8.6		0.9		9.9		(2.2)
Adjusted operating income (expense)	$112.0	14.5%	$103.8	16.7%	$32.4	21.9%	$(24.2)

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the year ended December 31, 2017:

	FULL YEAR 2017
(in millions, except percentages)	Consolidated	Margin	North America(17)	Margin	International(18)	Margin	Corporate(19)
Net sales	$2,754.4		$2,173.8		$580.6		$—

Gross profit	$1,140.7	41.4%	$844.7	38.9%	$296.0	51.0%	$—
Adjustments	15.6		12.4		3.2		—
Adjusted gross profit	$1,156.3	42.0%	$857.1	39.4%	$299.2	51.5%	$—

Operating income (expense)	$289.7	10.5%	$273.2	12.6%	$106.2	18.3%	$(89.7)
Adjustments	36.8		33.7		9.9		(6.8)
Adjusted operating income (expense)	$326.5	11.9%	$306.9	14.1%	$116.1	20.0%	$(96.5)

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the year ended December 31, 2016:

	FULL YEAR 2016
(in millions, except percentages)	Consolidated	Margin	North America(20)	Margin	International(21)	Margin	Corporate(22)
Net sales	$3,128.9		$2,570.1		$558.8		$—

Gross profit	$1,307.5	41.8%	$1,017.4	39.6%	$290.1	51.9%	$—
Adjustments	4.0		1.0		3.0		—
Adjusted gross profit	$1,311.5	41.9%	$1,018.4	39.6%	$293.1	52.5%	$—

Operating income (expense)	$411.4	13.1%	$411.8	16.0%	$98.6	17.6%	$(99.0)
Adjustments	13.6		1.6		9.9		2.1
Adjusted operating income (expense)	$425.0	13.6%	$413.4	16.1%	$108.5	19.4%	$(96.9)

EBITDA, Adjusted EBITDA, Consolidated Funded Debt Less Qualified Cash and Free Cash Flow

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

•	Net cash provided by operating activities to free cash flow

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation, and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2017 and 2016:

	Three Months Ended
(in millions)	December 31, 2017	December 31, 2016
GAAP net income	$49.7	$52.9
Interest expense, net	31.8	26.6
Income taxes	(0.3)	26.6
Depreciation and amortization	25.4	19.9
EBITDA	$106.6	$126.0
Adjustments:
Latin American subsidiary charges (2)	5.3	4.1
Restructuring costs (3)	—	7.8
Other costs (4)	0.4	—
Adjusted EBITDA	$112.3	$137.9

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2017 and 2016:

	Year Ended
(in millions)	December 31, 2017	December 31, 2016
GAAP net income	$152.7	$191.6
Interest expense, net	108.0	91.6
Loss on extinguishment of debt (8)	—	47.2
Income taxes	47.7	86.8
Depreciation and amortization	94.6	89.5
EBITDA	$403.0	$506.7
Adjustments:
Customer termination charges (23)	34.3	—
Latin American subsidiary charges (7)	7.8	4.1
Other costs (4)	3.4	—
Restructuring costs (3)	—	7.8
Integration costs (11)	—	2.0
Executive management transition and retention compensation (9)	—	1.0
Adjusted EBITDA	$448.5	$521.6

Consolidated funded debt less qualified cash	$1,753.1	$1,879.5

Ratio of consolidated funded debt less qualified cash to adjusted EBITDA	3.91 times	3.60 times

Under the Company's senior secured credit agreement entered into during 2016 ("2016 Credit Agreement"), adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2017, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

The ratio of adjusted EBITDA under the Company's 2016 Credit Agreement to consolidated funded debt less qualified cash is 3.91 times for the twelve months ended December 31, 2017. The Company's 2016 Credit Agreement requires the Company to maintain a ratio of consolidated funded debt less qualified cash to adjusted EBITDA of less than 5.00:1.00 times.

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of December 31, 2017. "Consolidated funded debt" and "qualified cash" are terms used in the Company's 2016 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2017
Total debt, net	$1,753.1
Plus: Deferred financing costs (24)	9.4
Total debt	1,762.5
Plus: Letters of credit outstanding	23.1
Consolidated funded debt	$1,785.6
Less:
Domestic qualified cash (25)	18.4
Foreign qualified cash (25)	14.1
Consolidated funded debt less qualified cash	$1,753.1

The following table sets forth the reconciliation of the Company's net cash from operating activities to free cash flow for the three and twelve months ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2017	2016	2017	2016
Net cash provided by operating activities	$20.4	$55.7	$222.9	$165.5
Subtract: Purchases of property, plant and equipment	23.6	20.5	67.0	62.4
Free cash flow	$(3.2)	$35.2	$155.9	$103.1

All amounts presented for 2016 reflect revisions to correct certain immaterial errors related to a subsidiary in Latin America.
Please refer to Footnotes at the end of this release.

Footnotes:

(1)
In the first quarter of 2017, the Company recorded $25.9 million of net charges related to the termination of the relationship with Mattress Firm. Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $14.4 million of net charges, which included a write-off of $17.2 million for customer incentives and marketing assets, $5.8 million of employee-related costs and $0.7 million of professional fees. These charges were offset by $9.3 million of benefit related to the change in estimate associated with performance-based stock compensation that is no longer probable of payout following the Mattress Firm termination.

(2)
In the fourth quarter of 2017, the Company recorded $12.7 million of charges associated with a Latin American subsidiary. Operating income includes $5.1 million of restructuring charges, which relate to the wind down of certain operations, leadership termination charges and professional fees. Interest expense includes $7.4 million of charges, comprised of $3.4 million of interest expense on non-income tax obligations, $2.0 million of interest expense for financing arrangements and $2.0 million of interest expense on accelerated customer collections. Other expense, net includes $0.2 million of other charges. The Company also revised its financial statements for the fourth quarter of 2016 to record $10.5 million of charges associated with this subsidiary. As revised, operating income includes $4.1 million of charges related to misstatements of accounts receivable and accounts payable. Interest expense includes $6.4 million of misstatements, comprised of $1.8 million of interest expense on non-income tax obligations and $4.6 million of interest expense on accelerated customer collections.

(3)	Restructuring costs represents costs associated with headcount reduction, store closures and costs related to the early termination of certain leased facilities.
(4)
In 2017, the Company incurred $3.4 million in other costs. In the fourth quarter of 2017, the Company incurred $0.4 million in costs associated with an early lease termination. Additionally, the Company incurred $3.0 million in charges for hurricane-related costs and a customer's bankruptcy.

(5)
Stock compensation benefit represents the fourth quarter change in estimate to reduce accumulated performance-based stock compensation amortization to actual cost based on financial results for the year ended December 31, 2016.

(6)
Adjusted income tax provision represents adjustments associated with the aforementioned items and other discrete income tax events. In the fourth quarter of 2017, the Company recorded a net income tax benefit of $23.8 million in accordance with U.S. Tax Reform. This is comprised of a $69.7 million deferred tax benefit related to the reduction in the U.S. income tax rate, net of a one-time tax charge for transition tax on foreign subsidiary earnings of $45.9 million.

(7)
In 2017, the Company recorded $24.4 million of charges associated with a Latin American subsidiary. Operating income includes $5.1 million of restructuring charges, which relate to the wind down of certain operations, leadership termination charges and professional fees, as well as $2.5 million of non-income tax charges. Interest expense includes $16.6 million of charges, comprised of $8.3 million of interest expense on non-income tax obligations, $6.3 million on financing arrangements and $2.0 million of interest expense for accelerated customer collections. Other expense, net includes $0.2 million of other charges. The Company also revised its financial statements for the fourth quarter of 2016 to record $10.5 million of charges associated with this subsidiary. As revised, operating income includes $4.1 million of charges related to misstatements of accounts receivable and accounts payable. Interest expense includes $6.4 million of misstatements, comprised of $1.8 million of interest expense on non-income tax obligations and $4.6 million of interest expense on accelerated customer collections.

(8)	Loss on extinguishment of debt represents costs associated with the completion of a new credit facility and senior notes offering in the second quarter of 2016.
(9)	Executive management transition and retention compensation represents certain costs associated with the transition of certain of the Company's executive officers following the 2015 Annual Meeting.
(10)
Interest expense in 2016 represents incremental interest incurred upon the senior notes due 2026 sold in the second quarter of 2016 and the senior notes due 2020, which were repaid with the proceeds of the new senior notes due 2026.

(11)
Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs related to the continued alignment of the North America business segment related to the 2013 acquisition of Sealy Corporation (the “Sealy Acquisition”) .

(12)	Adjustments for the North America business segment represent restructuring costs primarily related to the early termination of certain leased facilities.
(13)
Adjustments for the International business segment represent restructuring charges, which relate to the wind down of certain operations, leadership termination charges and professional fees associated with a Latin American subsidiary.

(14)	Adjustments for the Corporate business segment represent professional fees associated with a Latin American subsidiary.
(15)
Adjustments for the International business segment represent charges related to misstatements of accounts receivable and accounts payable associated with a Latin American subsidiary and restructuring costs related to headcount reduction and store closures.

(16)	Adjustments for Corporate are primarily related to a stock compensation benefit, offset by restructuring costs related to headcount reductions.
(17)	Adjustments for the North America business segment represent costs related to the Mattress Firm termination, hurricane-related costs and costs related to the early termination of a lease.
(18)
Adjustments for the International business segment represent charges associated with a Latin American subsidiary discussed in Footnote 7 above, certain employee-related expenses and bad debt expense associated with a customer's bankruptcy.

(19)	Adjustments for the Corporate business segment are primarily related to a stock compensation benefit, offset by legal charges associated with a Latin American subsidiary.

(20)
Adjustments for the North America business segment represent integration costs, which include professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs to support the continued alignment of the North America business related to the Sealy Acquisition. In addition, restructuring costs were incurred for the early termination of certain leased facilities.

(21)
Adjustments for the International business segment represent charges related to misstatements of accounts receivable and accounts payable associated with a Latin American subsidiary, executive management retention compensation and restructuring costs related to headcount reduction and store closures.

(22)
Adjustments for Corporate represent executive management transition and retention costs, integration costs which include professional fees and other charges to align the business related to the Sealy Acquisition, and restructuring costs related to headcount reductions, offset by a stock compensation benefit.

(23)
Adjusted EBITDA excludes $34.3 million of charges related to the termination of the relationship with Mattress Firm. This amount represents the $25.9 million of net charges discussed in Footnote 1 above, and adds the net amortization impact of $8.4 million of stock-based compensation benefit incurred in the first quarter of 2017.

(24)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated in the Consolidated Balance Sheets.

(25)
Qualified cash as defined in the 2016 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.